Exhibit 99.1

Analyst Contact:
Kurt Abkemeier
investorrelations@inteliquent.com

FOR IMMEDIATE RELEASE

INTELIQUENT REPORTS STRONG FOURTH QUARTER AND FULL YEAR RESULTS

2016 Financial Estimates Anticipate Significant Growth

Financial and operating highlights include:

•	Fourth quarter 2015 minutes of use increased 31.5% compared to fourth quarter 2014.
•	Fourth quarter 2015 net revenue of $77.0 million, an increase of 39.0% compared to a year ago.
•	Net income of $38.1 million for full year 2015 and $8.7 million for fourth quarter 2015.
•	Adjusted EBITDA (a non-GAAP financial measure) of $18.4 million for fourth quarter 2015 compared to $20.1 million in fourth quarter 2014.
•

Financial estimates for full year 2016 of $370 million to $390 million of revenue; $82 million to $92 million of Adjusted EBITDA (a non-GAAP financial measure); and $25 million to $28 million of capital expenditures.

CHICAGO, February 18, 2016 – Inteliquent, Inc. (Nasdaq: IQNT), the carrier for communication service providers, today announced its financial results for the fourth quarter and full year of 2015.

“I am very pleased with our strong financial results and the strategic progress achieved during 2015,” said Matt Carter, President and Chief Executive Officer of Inteliquent.  “The strong fourth quarter top-line growth reflects continued execution of our growth strategy – our Growth Forward Plan – and increasing momentum in our business as we achieved traffic growth from our agreement with T-Mobile of 15%.  This marks the second consecutive quarter with significant traffic growth, a trend that we expect to continue through the first half of 2016.  In addition, we look forward to announcing our new service offering to the OTT provider space which will offer our customers a unique, one-stop-shop bundle of voice, data and messaging products via a web interface. This platform, combined with our trusted, broad, high-quality network, creates a new market for our business model where no others can compete as effectively.”

Fourth Quarter Results

Inteliquent generated revenue of $77.0 million in the fourth quarter of 2015, an increase of 39.0%, or $21.6 million, from $55.4 million of revenue in the fourth quarter of 2014.  The increase was primarily driven by an increase in minutes of use, as well as an increase in the average rate per minute.  Minutes of use increased 31.5% to 46.3 billion minutes in the fourth quarter of 2015, compared to 35.2 billion minutes in the fourth quarter of 2014.  The average rate per minute for the fourth quarter of 2015 was $0.00166, an increase of 5.7%, compared to $0.00157 for the fourth quarter of 2014.

Network and facilities expense for the fourth quarter of 2015 was $46.4 million, an increase of 93.3% or $22.4 million, from $24.0 million for the fourth quarter of 2014.  The increase in network and facilities expense was primarily due to an increase in traffic, along with the costs associated with provisioning transport capacity in anticipation of traffic volume growth in the coming quarters. The cost as a percent of revenue increased during the three months ended December 31, 2015, as a result of an increase in the costs we pay to third parties to terminate certain long distance traffic which was due to a shift in the traffic mix.

Combined operating expenses consisting of Operations, Sales and Marketing, and General and Administrative expenses were $13.3 million for the fourth quarter of 2015, an increase of 9.0%, or $1.1 million, from $12.2 million for the fourth quarter of 2014.  Operating expenses increased primarily due to additional employee related costs as a result of increased headcount along with certain non-recurring costs necessary to provision capacity related to anticipated traffic volume growth.

Depreciation and amortization expense was $3.3 million for the fourth quarter of 2015, or 4.3% of revenue, compared to $2.7 million for the fourth quarter of 2014, or 4.9% of revenue.  The increase in depreciation and amortization expense for the fourth quarter 2015 was due to additional capital expenditures incurred in 2015.

Net Income in the fourth quarter of 2015 was $8.7 million, compared to $10.1 million for the fourth quarter of 2014.

Adjusted EBITDA (a non-GAAP financial measure) in the fourth quarter of 2015 was $18.4 million, a decrease of 8.5% or $1.7 million, from $20.1 million for the fourth quarter of 2014.  See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and reconciliation to net income.

Free Cash Flow (a non-GAAP financial measure) in the fourth quarter of 2015 was $12.9 million, a decrease of 20.9% or $3.4 million, from $16.3 million for the fourth quarter of 2014.  See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Free Cash Flow and a reconciliation to net income. The decrease resulted from a significant increase in our capital expenditures necessary to purchase equipment to carry increased traffic volumes.

Full Year Results

Inteliquent generated revenue of $248.6 million for the year ended December 31, 2015, an increase of 12.7%, or $28.1 million, from $220.5 million of revenue for the year ended December 31, 2014.  The increase was primarily driven by an increase in minutes of use, partially offset by a decrease in the average rate per minute.  Minutes of use increased 13.5% to 156.1 billion minutes for the year ended December 31, 2015, compared to 137.5 billion minutes for the year ended

December 31, 2014.  The average rate per minute for the year ended December 31, 2015 was $0.00159, a decrease of 0.6%, compared to $0.00160 for the year ended December 31, 2014.

Network and facilities expense for the year ended December 31, 2015 was $125.3 million, an increase of 31.9%, or $30.3 million, from $95.0 million for the year ended December 31, 2014.  The increase in network and facilities expense was primarily due to an increase in traffic, along with the costs associated with provisioning transport capacity in anticipation of traffic volume growth in the coming quarters. The cost as a percent of revenue increased during the year ended December 31, 2015, as a result of an increase in the costs we pay to third parties to terminate certain long distance traffic which was due to a shift in the traffic mix.

Combined operating expenses consisting of Operations, Sales and Marketing, and General and Administrative expenses were $52.6 million for the year ended December 31, 2015, an increase of 6.5%, or $3.2 million, from $49.4 million for the year ended December 31, 2014.  Operating expenses increased primarily due to additional employee related costs as a result of increased headcount along with a non-recurring charge for the resolution of certain employee matters.

Depreciation and amortization expense was $11.4 million for the year ended December 31, 2015, or 4.6% of revenue, compared to $11.8 million for the year ended December 31, 2014, or 5.4% of revenue. The decrease of $0.4 million in depreciation and amortization expense for the year ended December 31, 2015 is due to the timing of property and equipment additions placed into service, which was heavily weighted in the last two quarters of 2015, thereby minimizing the impact of this expense for the twelve months ended December 31, 2015.

Net Income for the year ended December 31, 2015 was $38.1 million, compared to net income of $38.5 million for the year ended December 31, 2014.

Adjusted EBITDA (a non-GAAP financial measure) for the year ended December 31, 2015 was $77.5 million, a decrease of 3.0% or $2.4 million, from $79.9 million for the year ended December 31, 2014.  See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and reconciliation to net income.

Free Cash Flow (a non-GAAP financial measure) for the year ended December 31, 2015 was $51.1 million, a decrease of 26.8% or $18.7 million, from $69.8 million for the year ended December 31, 2014.  See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Free Cash Flow and a reconciliation to net income. The decrease resulted from a significant increase in our capital expenditures necessary to purchase equipment to carry increased traffic volumes.

2016 Business Outlook

Inteliquent’s financial estimates for full year 2016 are as follows:

•	Revenue is expected to be between $370 million and $390 million.

•	Adjusted EBITDA (a non-GAAP financial measure) is expected to be between $82 million and $92 million.
•	Capital expenditures are expected to be between $25 million and $28 million.

“We enter 2016 with positive momentum, a strong competitive position and confidence in the long-term growth prospects of our business,” added Carter. “Our expectations for 2016 anticipate significant revenue and Adjusted EBITDA growth.  I am confident that the continued execution of our strategic Growth Forward plan – which is focused on growing and protecting our core business, diversifying our revenue stream and maximizing our margins – will expand our leadership position, drive strong financial performance, and ultimately generate long-term value for our shareholders.”

Conference Call & Web Cast

The fourth quarter conference call will be held on Thursday, February 18, 2016 at 10:00 a.m. (ET). A live web cast of the conference call as well as a replay will be available online on the Company's corporate web site at www.inteliquent.com. Participants can also access the call by dialing 1-877-876-9176 (within the United States and Canada), or 1-785-424-1667 (international callers) and entering the conference ID number: 8757439. A replay of the call will be available approximately two hours after the call has ended and will be available until 12:00 p.m. (ET) on March 19, 2016. To access the replay, dial 1-888-203-1112 (within the United States and Canada), or 1-719-457-0820 (international callers) and enter the conference ID number: 8757439.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release are forward-looking statements. The words “anticipates,” “believes,” “efforts,” “expects,” “estimates,” “projects,” “proposed,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Factors that might cause such differences include, but are not limited to: the effects of competition, including direct connects, and downward pricing pressure resulting from such competition; our regular review of strategic alternatives; the impact of current and future regulation, including intercarrier compensation reform enacted by the Federal Communications Commission; our ability to perform under the agreement we announced with T-Mobile USA. Inc. on August 17, 2015 (the “T-Mobile Agreement”), including the risk that the traffic we carry under the T-Mobile Agreement will not meet our targets for profitability, including EBITDA and Adjusted EBITDA, that we incur damages or similar costs if we fail to meet certain terms in the T-Mobile Agreement, or that T-Mobile terminates the T-Mobile Agreement; the risk that our costs to perform under the T-Mobile Agreement will be higher than we expect; the risks associated with our ability to successfully develop and market new voice services, many of which are beyond our control and all of which could delay or negatively affect our ability to offer or market new voice services; the ability to develop and provide other new services; technological developments; the ability to obtain and protect intellectual property rights; the impact of current or future litigation; the potential impact of any future acquisitions, mergers or divestitures; natural or man-made disasters; changes in general economic or market conditions; and other important factors included in our reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of our Annual Report on Form 10-K for the period ended December 31, 2014 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2015 and September 30, 2015, as such Risk Factors may be updated from time to time in subsequent reports. Furthermore, such forward-looking statements speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

About Inteliquent

Inteliquent is a leading provider of connectivity among communications service providers of all types. Inteliquent is used by nearly all national and regional wireless carriers, cable companies and CLECs in the markets it serves, and its network carries approximately fifteen billion minutes of traffic per month. Please visit Inteliquent's website at www.inteliquent.com and follow us on Twitter @Inteliquent.

The consolidated statements of income, balance sheets and statements of cash flows are unaudited and subject to reclassification.

INTELIQUENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except per share amounts)	2015	2014	2015	2014
Revenue	$76,963	$55,365	$248,619	$220,508
Operating expense:
Network and facilities expense (excluding depreciation and amortization)	46,427	23,960	125,345	94,995
Operations	8,204	7,355	31,170	29,296
Sales and marketing	776	722	2,874	3,264
General and administrative	4,363	4,141	18,508	16,840
Depreciation and amortization	3,255	2,681	11,392	11,817
Loss (gain) on sale of property and equipment	10	(31)	(110)	(60)
Loss on sale of Americas data assets	—	—	—	1,081
Total operating expense	63,035	38,828	189,179	157,233
Income from operations	13,928	16,537	59,440	63,275
Other (income) expense:
Interest (income) expense	(7)	14	29	51
Other income	—	—	(1,290)	(2)
Total other (income) expense	(7)	14	(1,261)	49
Income before provision for income taxes	13,935	16,523	60,701	63,226
Provision for income taxes	5,255	6,417	22,572	24,703
Net income	$8,680	$10,106	$38,129	$38,523

Earnings per share:
Basic	$0.26	$0.30	$1.13	$1.17
Diluted	$0.25	$0.30	$1.12	$1.15
Weighted average number of shares outstanding:
Basic	33,843	33,316	33,633	32,887
Diluted	34,213	33,785	34,070	33,384
Dividends paid per share	$0.15	$0.15	$0.60	$0.45

INTELIQUENT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,
(In thousands, except per share amounts)	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$109,050	$104,737
Receivables — net of allowance of $2,365 and $2,336, respectively	39,589	32,766
Deferred income taxes-current	—	836
Prepaid expenses	9,376	2,198
Other current assets	219	1,320
Total current assets	158,234	141,857
Property and equipment—net	37,336	23,678
Restricted cash	345	345
Deferred income taxes-noncurrent	1,059	3,284
Other assets	1,075	1,007
Total assets	$198,049	$170,171
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$424	$1,607
Accrued liabilities:
Taxes payable	624	1,263
Network and facilities	10,984	7,266
Rent	1,969	2,015
Payroll and related items	2,918	3,079
Other	1,297	897
Total current liabilities	18,216	16,127
Commitments and contingencies
Shareholders’ equity:
Preferred stock—par value of $.001; 50,000 authorized shares; no shares issued and outstanding at December 31, 2015 and December 31, 2014	—	—
Common stock—par value of $.001; 150,000 authorized shares; 33,891 shares and 33,458 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	34	33
Less treasury stock, at cost; 3,351 shares at December 31, 2015 and December 31, 2014	(51,668)	(51,668)
Additional paid-in capital	225,474	217,628
Retained earnings (accumulated deficit)	5,993	(11,949)
Total shareholders’ equity	179,833	154,044
Total liabilities and shareholders' equity	$198,049	$170,171

INTELIQUENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Years Ended December 31,
(In thousands)	2015	2014
Operating
Net income	$38,129	$38,523
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	11,392	11,817
Deferred income taxes	3,061	8
Loss on sale of property and equipment	(110)	(60)
Loss on sale of Americas data assets	—	1,081
Gain on settlement of Tinet escrow	(1,290)	—
Non-cash share-based compensation	5,222	4,269
Provision for uncollectible accounts	197	1,925
Excess tax benefit associated with share-based payments	(1,852)	(1,090)
Changes in assets and liabilities:
Receivables	(7,020)	(12,491)
Other current assets	(6,095)	(247)
Other noncurrent assets	(68)	2,614
Accounts payable	146	(175)
Accrued liabilities	6,163	(5,716)
Net cash provided by operating activities	47,875	40,458
Investing
Purchase of property and equipment	(26,439)	(10,090)
Proceeds from sale of property and equipment	188	72
Increase in restricted cash	—	(220)
Net cash used for investing activities	(26,251)	(10,238)
Financing
Proceeds from the exercise of stock options	2,211	12,476
Restricted shares withheld to cover employee taxes paid	(1,187)	(1,113)
Dividends paid	(20,187)	(14,940)
Excess tax benefit associated with share-based payments	1,852	1,090
Net cash used for financing activities	(17,311)	(2,487)
Net increase in cash and cash equivalents	4,313	27,733
Cash and cash equivalents — Beginning	104,737	77,004
Cash and cash equivalents — Ending	$109,050	$104,737
Supplemental disclosure of cash flow information:
Cash paid for taxes	$24,477	$25,759
Cash paid for interest	$—	$—
Supplemental disclosure of noncash flow items:
Investing activity — Accrued purchases of property and equipment	$19	$1,348

The following table includes selected financial and operational metrics.

Selected Financial and Operational Metrics:

	Three Months Ended					Years Ended
(In millions, except # of employees)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Dec. 31	Dec. 31
	2014	2015	2015	2015	2015	2014	2015

Total Revenue	$55.4	$55.1	$52.9	$63.7	$77.0	$220.5	$248.6
Adjusted EBITDA	$20.1	$21.2	$21.0	$16.9	$18.4	$79.9	$77.5
Total Capital Expenditures	$3.8	$2.1	$2.8	$16.0	$5.5	$10.1	$26.4
Free Cash Flow	$16.3	$19.1	$18.2	$0.9	$12.9	$69.8	$51.1
Average Revenue per Minute*	$0.00157	$0.00157	$0.00153	$0.00159	$0.00166	$0.00160	$0.00159

Minutes of Use *:	35,221	34,983	34,591	40,157	46,348	137,544	156,079

# of Employees	160	160	160	171	177	160	177

* Historical Minutes of use and Average Rate per Minute figures have been adjusted to include all minutes that were carried on our network for each respective quarter.

Use of Non-GAAP Financial Measures

In this press release we disclose “Adjusted EBITDA” and “Free Cash Flow,” which are non-GAAP financial measures. For purposes of SEC rules, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP).

EBITDA is defined as net income before (a) interest expense, net (b) income tax expense and (c) depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted to eliminate: non-cash share-based compensation; non-recurring amounts incurred in connection with the discontinuation of our hosted service offering; amounts paid in connection with the resolution of employee related matters; the loss on sale of the global data business and amounts received by the Company from an escrow fund related to the purchase of Tinet as a result of a settlement with the sellers of Tinet. We believe that the presentation of Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. We believe that presenting Adjusted EBITDA facilitates company-to-company operating performance comparisons of companies within the same or similar industries by backing out differences caused by variations in capital structure, taxation and depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. These measures provide an assessment of controllable operating expenses and afford management the ability to make decisions, which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. They provide an indicator for management to determine if adjustments to current spending decisions are needed. Furthermore, we believe that the presentation of Adjusted EBITDA has economic substance because it provides important insight into our profitability trends, as a component of net income, and allows management and investors to analyze operating results with and without the impact of depreciation and amortization, interest and income tax expense, non-cash share-based compensation, amounts incurred in connection with the discontinuation of our hosted service offering, amounts paid in connection with the resolution of employee related matters, the loss on sale of the global data business and amounts received by the Company from an escrow fund related to the purchase of Tinet as a result of a settlement with the sellers of Tinet. Accordingly, these metrics measure our financial performance based on operational factors that management can impact in the short-term, namely the operational cost structure and expenses of our business. In addition, we believe Adjusted EBITDA is used by securities analysts, investors and other interested parties in evaluating companies, many of which present an EBITDA measure when reporting their results. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest and taxes, necessary to operate our business. We disclose the reconciliation between EBITDA and Adjusted EBITDA and net income below to compensate for this limitation. While we use net income as a significant measure of profitability, we also believe that Adjusted EBITDA, when presented along with net income, provides balanced disclosure which, for the reasons set forth above, is useful to investors in evaluating our operating performance and profitability. Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net income as calculated in accordance with generally accepted accounting principles as a measure of performance.

Free Cash Flow is defined as Adjusted EBITDA less capital expenditures as disclosed in the Consolidated Statements of Cash Flows.  Free Cash Flow represents the cash that a company is able to generate after cash expenses and capital expenditures necessary to maintain or expand its asset base.  Management believes that Free Cash Flow is a relevant metric to provide investors, as it is an indicator of the Company’s ability to generate cash that can potentially be used by the Company for capital investments, acquisitions, payment of dividends or share repurchases.  There are material limitations to using Free Cash Flow to measure the Company’s performance as it excludes certain material items such as cash used to pay income taxes and dividends.  Free Cash Flow should not be used as a substitute for net change in cash and cash equivalents on the Consolidated Statements of Cash Flows.

The following is a reconciliation of net income to EBITDA, Adjusted EBITDA and Free Cash Flow:

	Three Months Ended					Years Ended
(In thousands)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Dec. 31	Dec. 31
	2014	2015	2015	2015	2015	2014	2015

Net income	$10,106	$11,182	$10,000	$8,267	$8,680	$38,523	$38,129
Interest expense	14	16	11	9	(7)	51	29
Provision for income taxes	6,417	6,887	6,031	4,399	5,255	24,703	22,572
Depreciation and amortization	2,681	2,643	2,600	2,894	3,255	11,817	11,392
EBITDA	$19,218	$20,728	$18,642	$15,569	$17,183	$75,094	$72,122
Non-cash share-based compensation	1,001	1,778	933	1,338	1,173	4,269	5,222
Hosted services	(75)	-	-	-	-	(578)	-
Amounts paid in connection with the resolution of employee related matters	-	-	1,440	-	-	-	1,440
Loss on sale of global data business	-	-	-	-	-	1,081	-
Gain on receipt resulting from Tinet escrow settlement	-	(1,290)	-	-	-	-	(1,290)
Adjusted EBITDA	$20,144	$21,216	$21,015	$16,907	$18,356	$79,866	$77,494

Capital expenditures	3,811	2,089	2,841	16,013	5,496	10,090	26,439

Free Cash Flow	$16,333	$19,127	$18,174	$894	$12,860	$69,776	$51,055